                      CERTIFICATE OF DESIGNATION OF SERIES
                         AND DETERMINATION OF RIGHTS AND
                       PREFERENCES OF SERIES A CONVERTIBLE
                PREFERRED STOCK OF VSUS TECHNOLOGIES INCORPORATED

     VSUS Technologies Incorporated, a Delaware corporation (the "Company"), acting pursuant to the Delaware General Corporation Law, does hereby submit the following Certificate of Designation of Series and Determination of Rights and
Preferences of its Convertible Preferred Stock, Series A.

     FIRST: The name of the Company is VSUS Technologies Incorporated.

     SECOND: By unanimous consent of the Board of Directors of the Company, dated June 10, 2004, the following resolutions were duly adopted:

     WHEREAS, the Certificate of Incorporation ("Certificate of Incorporation")
of the Company authorizes preferred stock consisting of 20,000,000 shares, par value $.001 per share, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Company is authorized, subject to limitations prescribed by law, by the provisions of clause (b) of Article FOURTH of the Company's Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

     WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to clause (b) of Article
FOURTH of the Certificate of Incorporation, there is hereby established a new series of One Thousand (1,000) shares of Convertible Preferred Stock of the
Company (the "Series A Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of
Article FOURTH as follows:

1.   Dividends. The holders of Series A Preferred Stock shall be entitled to receive, when and as declared, out of the net profits of the Company, dividends at the per share rate of twelve percent (12%) per annum of the Original Series A
Issue Price (as defined in Section 2(a)) (as adjusted for stock splits, stock dividends, stock combinations and other similar events), payable as the Board of
Directors (the "Board") may determine, before any dividends shall be set apart for or paid upon the Company's common stock, $.001 par value per share (the
"Common Stock"), or any other stock ranking on liquidation junior to the Series
A Preferred Stock (such stock being referred to hereinafter collectively as
"Junior Stock") in any year. All dividends declared upon shares of Series A
Preferred Stock shall be declared and paid on a pro rata basis.

     (a) Dividends on the Series A Preferred Stock shall be cumulative whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year and shall accrue, without interest, from the date, of issue and shall be payable to holders of record as they appear on the stock books of the Company on the date fixed by the Board for determining the holder entitled thereto (the "Record Date"), which shall not be more than 60 days or less than 10 days preceding the related payment date. No dividends shall be declared or paid or set apart for payment on any other shares of capital stock, unless dividends shall also be, or have been, declared or paid, or set apart for payment, on the outstanding shares of the Series A Preferred Stock including all outstanding cumulative Dividends.

     (b) Anything to the contrary in Section 1(a) above notwithstanding, in the event that, after declaring dividends on the Series A Preferred Stock as provided in the first paragraph of this Section 1, the Company declares or pays any dividends upon the Junior Stock (whether payable in cash, securities or other property), the Company shall also declare and pay to the holders of the
Series A Preferred Stock, at the same time that it declares and pays such dividends to the holders of the Common Stock and/or any other class of stock, the dividends which would have been declared and paid with respect to the Common
Stock issuable upon conversion of the Series A Preferred Stock had all of the outstanding Series A Preferred Stock been converted immediately prior to the record date of such dividend, or if no record date is fixed, the date as of which the record holders of Junior Stock entitled to such dividends are to be determined.

2.   Liquidation Preference.

     (a) Upon any Liquidity Event, (as defined in subsection (c) below), before any distribution or payment shall be made to the holders of Common Stock or any other Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Company, whether such assets are capital, surplus or earnings, with respect to each share of Preferred Stock an amount equal to the greater of (i) the sum of $5,000 per share (as adjusted for stock splits, stock dividends, stock combinations and other similar events) (the
"Original Series A Issue Price"), plus an amount equal to all accrued but unpaid dividends on each share of Series A Preferred Stock or (ii) the sum of the amount that would have been payable to the holders of the Series A Preferred
Stock if the Series A Preferred Stock was converted to Common Stock immediately before such distribution, plus an amount equal to all accrued but unpaid dividends on each share of Series A Preferred Stock (with (i) and (ii) together being the "Preference"). If, upon a Liquidity Event, the assets of the Company and funds available for distribution shall be insufficient to make payment of the Preference in full to all holders of Series A Preferred Stock, then all of such assets and funds available for distribution shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

     (b) After payment in full of the Preference, or after such funds necessary to make payment have been set aside by the Company in trust for the account of holders of the Series A Preferred Stock, the remaining assets and funds of the
Company legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock.

     (c) For purposes of this Section 2, "Liquidity Event" shall include (i) any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, under applicable law or in the event of its insolvency and (ii)
upon the occurrence of a consolidation, merger or reorganization of the Company with or into, or a sale, lease or disposition of all or substantially all of the
Company's assets, or substantially all of the Company's issued and outstanding capital stock, to any other company, or any other entity or person, other than a wholly-owned subsidiary of the Company, excluding a transaction in which stockholders of the Company prior to the transaction will maintain voting control of the resulting entity after the transaction (provided, however, that stock of the surviving entity held by stockholders of the Company acquired by means other than the exchange or conversion of the stock of the Company shall not be used in determining if the stockholders of the Company own more than fifty percent (50%) of the voting power of the surviving entity (or its parent), but shall be used for determining the total outstanding voting power of the surviving entity). Amounts payable upon shares of Series A Preferred Stock pursuant to this Section 2 shall be in satisfaction of, rather than in addition to, any amounts that may be payable pursuant to the Series A Certificate of
Designation.

3.   Voting.

     (a) Except as provided by law, on all matters not specifically outlined herein, each holder of outstanding shares of Series A Preferred Stock shall be entitled to vote, on an as converted basis, together as a class with the Common
Stock on all matters submitted to a vote of the holders of the Common Stock.

     (b) Without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be)
separately as a class, the Company shall not:

          (i) create or issue any new class of shares or securities with equal or superior rights to the rights of the Series A Preferred Stock or entering into any other transaction, including any amendment of the Company's Certificate of Incorporation, that adversely affects the holders of the Series A Preferred
Stock as a class, for which with respect to securities with equal rights to the rights of the Series A Preferred Stock consent shall not be unreasonably withheld;

          (ii) declare or pay any dividend on any shares of capital stock other than the Series A Preferred Stock;

          (iii) repurchase or redeem any shares of Common Stock except from an employee upon termination of employment with the Company;

          (iv) repurchase or redeem any shares of Series A Preferred Stock except as provided in Section 5(b) hereof;

          (v) effect any transaction that would constitute a Liquidity Event;

          (vi) effect a sale, transfer or other disposition (excluding inventory and other sales in the ordinary course of business) in any transaction or series of related transactions of more than 25% of the fair market value of the
Company's consolidated assets.

          (vii) increase or decrease the number of authorized shares of any series of Preferred Stock, for which consent shall not be unreasonably withheld;

          (viii) amend, alter or repeal any preferences, rights, powers or other terms of the Series A Preferred Stock so as to adversely affect the Series A
Preferred Stock;

          (ix) increase the size of the Board of Directors;

          (x) voluntarily liquidate or wind-up the Company;

          (xi) amend the Company's Certificate of Incorporation;

          (xii) enter into any transaction with senior management or other affiliates except for any arms-length employment agreements; and

          (xiii) enter into any debt or lease transaction, other than working capital loans, equipment leases and other similar transactions in the ordinary course of business, except for, such debt or lease transaction that, in the aggregate, do not exceed $100,000.

4.   Optional Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. Each share of Series A Preferred Stock (including any accrued and unpaid dividends) shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original
Purchase Price ($5,000) by the Conversion Price (as defined below) in effect at the time of conversion; provided, however, unless waived by the holder as set forth below, in no event shall the holder be entitled to convert any portion of the Series A Preferred Stock in excess of that portion of the Series A Preferred
Stock upon conversion of which the sum of (1) the number of shares of Common
Stock beneficially owned by the holder and its affiliates and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series
A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding securities of the Company. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities
Exchange Act of 1934, as amended, and Regulations thereunder, except as otherwise provided in clause (1) of such proviso. The Holder of this Debenture may waive the limitations set forth herein by written notice to the Company of not less than sixty (60) days to the Company. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series A
Preferred Stock without the

payment of additional consideration by the holder thereof (the "Conversion
Price") shall initially be $0.51. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common
Stock, shall be subject to adjustment as provided below.

     (b) Optional Right to Convert. At the option of Company, at any time and from time to time, any accrued and unpaid dividends shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the amount of such accrued and unpaid dividends by the
Conversion Price.

     (c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

     (d) Mechanics of Conversion.

          (i) In order to convert shares of Series A Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date ("Conversion Date"). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or, subject to compliance with applicable securities laws, to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

          (ii) The Company shall at all times during which the Series A
Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, solely for the purpose of effecting the conversion of all the outstanding shares of Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred
Stock, and if at any time the number of authorized but unissued shares of Common
Stock shall not be sufficient to effect the conversion of all the outstanding shares of Series A Preferred Stock, the Company shall use all reasonable efforts and take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Before taking any action which would cause an adjustment reducing the
Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at

such adjusted Conversion Price.

          (iii) All shares of Series A Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and any dividends declared and unpaid prior to the Conversion Date. Any shares of Series A
Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Preferred
Stock accordingly.

          (iv) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A
Preferred Stock shall not be deemed to have converted such Series A Preferred
Stock until immediately prior to the closing of the sale of securities.

     (e) Adjustments to Conversion Price for Diluting Issues.

          (i) Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

               (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, existing as of the date of this Certificate of Designation (subject to adjustment for stock splits, stock dividends and similar events).

               (B) "Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock is first issued.

               (C) "Convertible Securities" shall mean any evidences of
indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

               (D) "Additional Shares of Common Stock" shall mean all shares of
Common Stock issued (or, pursuant to subsection 4(d)(iii) below, deemed to be issued) by the Company after the Original Issue Date other than issuances: (i)
to employees, directors or consultants of the Company pursuant to the Company's stock option plans; (ii) upon the exercise of options, warrants or convertible securities; (iii) in connection with permitted business acquisitions, mergers and strategic partnerships, or (iv) issuance of securities pursuant to a primary public offering of Common Stock.

               (E) "Rights to Acquire Common Stock" or "Rights" shall mean all rights issued by the Company to acquire Common Stock by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

          (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made by adjustment in the applicable Conversion Price thereof unless the consideration per share (determined pursuant to subsection 4(d)(v) below)
for an Additional Share of Common Stock issued or deemed to be issued by the
Company is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such additional shares.

          (iii) Additional Shares of Common Stock Deemed To Be Issued. If the
Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or other Rights to Acquire Common
Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such
Options, Rights or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be the Additional
Shares of Common Stock issued as of the time of such issue, provided that
Additional Shares of Common Stock shall not be deemed to have been issued until the exercise of such Options, Convertible Securities or other Rights to Acquire
Common Stock unless the consideration per share (determined pursuant to subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and, provided further, that in any such case in which Additional Shares of Common
Stock are deemed to be issued:

               (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such
Rights or conversion or exchange of such Convertible Securities;

               (B) Upon the expiration or termination of any unexercised Option or Right, the Conversion Price shall not be readjusted, but the Additional
Shares of Common Stock deemed issued as the result of the original issue of such
Option or Right shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

               (C) In the event of any change in the number of shares of Common
Stock issuable upon the exercise, conversion or exchange of any Option, Right or
Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such Option, Right or
Convertible Security not exercised or converted prior to such change had been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such
Option, Right or Convertible Security.

          (iv) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common
Stock deemed to be issued pursuant to subsection 4(d)(iii), but excluding shares issued as a dividend or distribution as provided in subsection 4(f) or upon a stock split or combination as provided in Subsection 4(e)), without consideration or for a consideration per share less than the applicable
Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (a) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company, if any, for the total number of
Additional Shares of Common Stock so issued would purchase at such Conversion
Price; and (b) the denominator of which shall be (1) the number of shares of
Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued.

     Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate
$0.01 or more.

          (v) Determination of Consideration. For purposes of this subsection
4(d), the consideration received by the Company for the issue of any Additional
Shares of Common Stock shall be computed as follows:

               (A) Cash and Property: Such consideration shall:

                    (1) insofar as it consists of cash, be computed at the
aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

                    (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                    (3) in the event Additional Shares of Common Stock are
issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

               (B) Options, Rights and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued

pursuant to subsection 4(d)(iii) relating to Options, Rights and Convertible
Securities, shall be determined by dividing:

                    (1) the total amount, if any, received or receivable by the
Company as consideration for the issue of such Options, Rights or Convertible
Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration), if any, payable to the Company upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

                    (2) the maximum number of shares of Common Stock (as set
forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of all such Options or the conversion or exchange of all such
Convertible Securities.

     (f) Adjustment for Stock Splits and Combinations. If the Company shall, at any time, or from time to time after the Original Issue Date, effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the
Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased.
Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (g) Adjustment for Certain Dividends and Distributions. In the event the
Company, at any time or from time to time after the Original Issue Date, shall make or issue a dividend or other distribution payable in Additional Shares of
Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction:

          (i) the numerator of which shall be the total number of shares of
Common Stock issued and outstanding immediately prior to the time of such issuance, and

          (ii) the denominator of which shall be the total number of shares of
Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

     (h) Adjustments for Other Dividends and Distributions. In the event the
Company at any time or from time to time after the Original Issue Date shall make or issue a dividend or other distribution payable in securities of the
Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of
Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Series A Preferred Stock been converted into
Common Stock on the date of such event and had

thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period given application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series A
Preferred Stock.

     (i) Adjustment for Reclassification, Exchange, or Substitution. If the
Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise
(other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets for below), then and in each such event the holder of each share of Series A
Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred
Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

     (j) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets or capital stock of the Company to another entity or individual (other than a consolidation, merger or sale which is treated as a Liquidity Event pursuant to subsection 2(c)), each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

     (k) No Impairment. The Company will not, by amendment of its Certificate of
Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

     (l) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series A
Preferred Stock a certificate setting forth such adjustment or

                                       10

readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth: (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series A Preferred Stock
Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

     (m) Notice of Record Date. In the event:

          (i) that the Company declares a dividend (or any other distribution)
on its Common Stock payable in Common Stock or other securities of the Company;

          (ii) that the Company subdivides or combines its outstanding shares of
Common Stock;

          (iii) of any reclassification of the Common Stock of the Company
(other than a subdivision or combination of its outstanding shares of Common
Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or

          (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed, by first class mail or overnight delivery, to the holders of the
Series A Preferred Stock at their last addresses as shown on the records of the
Company or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

               (A) the record date of such dividend, distribution, subdivision or combination, or, if a the record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

               (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

                                       11

5.   Optional Redemption.

     (a) By Holder. The Series A Preferred Stock shall be redeemable at the election of any holder thirteen (13) months following the closing of the sale by the Company of the Series A Preferred Stock, subject, however, to the Holder's option to have the Company redeem all the then outstanding shares of Series A
Preferred Stock from the proceeds of any offering of the Company's securities resulting in gross proceeds of $5 million or more (the "Qualified Offering
Option"). Notice of the option to redeem shall be delivered to the Company in person or by certified or registered mail, postage prepaid, return receipt requested (a "Notice of Redemption"). The price to be paid by the Company, upon receipt of a Notice of Redemption, for each share of the Series A Preferred
Stock shall be the Original Series A Issue Price plus any accrued but unpaid dividends (the "Redemption Price"). Subject to the Qualified Offering Option,
the Redemption Price shall be payable to such holder in ten (10) equal monthly installments. Within ten (10) days after the receipt of notice of a Redemption
Event, the Company shall give written notice by delivery in person or certified or registered mail, postage prepaid, return receipt requested, to such holder specifying the Redemption Price and enclosing the first payment thereof.

     (b) By Company. The Series A Preferred Stock shall be redeemable at the election of the Company on or after the sixteenth (16th) month following the closing of the sale of the Series A Preferred Stock, upon sixty (60) days prior written notice (the "Notice Period"), subject to the effectiveness at such time, of a registration statement for the resale of the Shares of Common Stock into which the Series A Preferred Stock are convertible and into which the Warrants issued to the holders of the Series A Preferred Stock at the closing of the sale of the Series A Preferred Stock are exercisable. Provided any holder of the
Series A Preferred Stock does not convert its shares within the Notice Period, at the expiration of the Notice Period, the Company shall make payment to such holder in an amount equal to 130% multiplied by the Original Series A Issue
Price, plus any accrued and unpaid dividends ("Company Redemption Price");
provided, however, in the event the fair market per share value of the Series A
Preferred Stock as of the commencement of the Notice Period is greater than the
Original Series A Issue Price, the Company Redemption Price shall be 150%
multiplied by the Original Series A Issue Price, plus any accrued and unpaid dividends.

6.   Pre-Emptive Rights. If the Company proposes to offer any securities, the holders of the Series A Preferred Stock shall have the right to purchase such securities on a pro rata basis. These rights shall not apply to issuances: (i)
to employees, directors or consultants of the Company pursuant to the Company's stock option plans; (ii) upon the exercise of options, warrants or convertible securities; (iii) in connection with permitted business acquisitions, mergers and strategic partnerships, or (iv) issuance of securities pursuant to a primary public offering of Common Stock, provided, however, that the holders of Series A
Preferred Stock shall have the right to purchase up to ten (10%) percent of the shares offered in such an offering.

7.   Sinking Fund. There shall be no sinking fund for the payment of dividends or liquidation preferences on the Series A Preferred Stock.

8.   Amendment. This Certificate of Designation constitutes an agreement between the Company

                                       12

and the holders of the Series A Preferred Stock. It may be amended by vote of both the Board of Directors of the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its Chief Executive Officer this 30th day of July, 2004.

                                       By: /s/ Amiram Ofir
                                           ------------------------------------
                                           Name:  Amiram Ofir
                                           Title: Chief Executive Officer